EXHIBIT 99.1

PRESS RELEASE

U.S.-Listed Company TRSO Announces Completion of Acquisition of a 51% Equity Interest in an International Intelligent E-Bike Charging and Management Solutions Provider

Las Vegas, Nevada — January 5, 2026

TRANSUITE.ORG INC. ，US listed company  (Ticker: TRSO),  a Nevada-based, AI-driven business solutions innovator, today announced the completion of its acquisition of a fifty-one percent (51%) equity interest in Goldfinch Group Co., Limited (“Goldfinch HK”), an intelligent electric bicycle (“E-Bike”) charging and management solutions provider with recognized market presence and innovation capabilities. Following the transaction, the parties plan to jointly develop intelligent management and operational platforms for E-Bike charging infrastructure and to launch an innovative E-Bike charging asset revenue rights on-chain (RWA) initiative, leveraging Web3 technologies to enhance the financial value of charging infrastructure assets.

TRSO focuses on providing advanced AI-driven business solutions and Web3 blockchain technology services, supported by an experienced global management team and established commercialization capabilities. The Company’s business spans artificial intelligence technologies, blockchain infrastructure, and digital asset management.

Goldfinch HK is an international intelligent E-Bike charging and management solutions provider, integrating research, development, and operations. The company combines AI cloud platforms with Internet of Things (“IoT”) technologies and holds multiple patents and software copyrights. Goldfinch HK offers end-to-end solutions including intelligent charging hardware, cloud-based management systems, and big-data analytics. Its AI-enabled management platform integrates remote control, intelligent charging, payment settlement, and operational management functions, enabling scalable and platform-based innovation in E-Bike charging infrastructure.

Goldfinch HK is headquartered in Hong Kong and conducts its principal operations through its wholly owned subsidiary, Goldfinch-Chong (Fuzhou) Technology Co., Ltd. (“Goldfinch-Chong”). Goldfinch-Chong holds numerous software copyrights, invention patents, utility model patents, and the well-known brand trademark “WoChong.” The company owns and operates approximately 50,000 E-Bike charging units with approximately 100,000 charging ports. Its proprietary intelligent management platform includes customer relationship management, agent network management, revenue-sharing systems, charging management, smoke detection systems, access control barrier systems, and automobile charging management systems. The platform serves more than 1.6 million active loyal users and generates growing recurring revenue and cash flows.

The completion of this acquisition represents a strategic step by TRSO to expand its investment portfolio into high-growth and sustainable technology sectors, enabling the Company to enter the rapidly expanding E-Bike charging market. Goldfinch HK’s market position and innovation capabilities align with TRSO’s vision of leveraging AI and IoT technologies to build a more sustainable and interconnected future.

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According to industry analysis cited by management, China’s two-wheel electric bicycle market reached approximately 500 million E-Bikes in 2025, with E-Bike charging infrastructure generating approximately RMB 22 billion in revenue. The market is projected to grow to RMB 46.064 billion by 2030, representing a compound annual growth rate of approximately 16.1%. This growth trend provides a favorable environment for Goldfinch HK’s expansion. Over the next five years, Goldfinch HK plans to deploy or acquire more than 10 million E-Bike charging units across China, covering most provincial capital cities, serving more than 60 million users, and targeting approximately 10% national market share.

The parties also plan to accelerate international expansion, targeting deployment across three to five overseas markets with up to 10 million E-Bike charging units. From a technology perspective, the company intends to develop advanced zinc-ion battery washing technologies and ultra-fast charging technologies to improve charging efficiency. From a financial perspective, the jointly launched E-Bike charging asset revenue rights on-chain (RWA) initiative will utilize smart contract technologies to enable automated revenue distribution, supporting new asset valuation methodologies that consider stable cash flows, asset life cycles, and market growth potential.

This innovative financial model is expected to attract broader participation in E-Bike charging infrastructure investment, promote capital inflows into the sector, and support sustainable development. TRSO stated that, in selected regions, the RWA model aims to redefine asset valuation and return frameworks for E-Bike charging infrastructure.

Mengqing Fan, Chief Executive Officer of TRSO, commented:

“We are excited to announce this strategic move into the rapidly growing E-Bike charging market. Goldfinch HK’s innovative platform and growth trajectory align closely with our vision of leveraging AI and IoT technologies to build a more sustainable future. This acquisition diversifies our revenue streams and creates opportunities to explore new infrastructure-based digital asset models in international markets.”

Song Xiaohuan, Chief Executive Officer of Goldfinch HK, stated:

“We are pleased to collaborate with TRSO. TRSO’s expertise in AI, blockchain technologies, and global markets will support our operational expansion and service innovation. Together, we aim to accelerate the adoption of E-Bike infrastructure and develop a leading charging solutions platform. In overseas markets, we plan to pioneer RWA-based asset digitization models.”

Global demand for intelligent charging infrastructure continues to grow alongside the expansion of electric mobility. Industry forecasts suggest that the global charging infrastructure market could exceed USD 100 billion by 2030, and this acquisition positions TRSO to participate in this evolving market.

About TRANSUITE.ORG INC.

TRANSUITE.ORG INC. ，US-listed company  (Ticker: TRSO), is a Nevada-based, publicly traded company focused on AI-driven business solutions and Web3 blockchain technology services. The Company enables digital transformation across multiple industries through integrated technologies including artificial intelligence, blockchain infrastructure, digital asset management, and Web3 solutions.

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About Goldfinch Group Co., Limited

Goldfinch Group Co., Limited (“Goldfinch HK”) is an intelligent E-Bike charging and management solutions provider headquartered in Hong Kong. Through its operating subsidiary, Goldfinch-Chong (Fuzhou) Technology Co., Ltd., the company develops and operates intelligent charging infrastructure and IoT-based management platforms serving a growing user base. Goldfinch HK is actively exploring the integration of Web3 technologies to build a decentralized, high-value IoT ecosystem through blockchain-based solutions, digital identity (DID) frameworks, and NFT-based incentive mechanisms.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements regarding business prospects, market opportunities, operating plans, and strategic initiatives. Forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. All forward-looking statements are based on information available as of the date of this release.

Contact Information

TRSO Investor Relations

Email: ir@transuite.org

Phone: +1 (775) 295-4295

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